Exhibit 99

CERBCO, Inc.

CONSOLIDATING SCHEDULE – STATEMENT OF OPERATIONS INFORMATION

THREE MONTHS ENDED SEPTEMBER 30, 2004

(unaudited)

	CERBCO, Inc. Consolidated			Eliminations	CERBCO, Inc. Unconsolidated	INEI Corporation
Sales	$0	(A	)	$(117,270)	$0	$117,270

Costs and Expenses:
Cost of sales	0	(A	)	(99,624)	0	99,624
Selling, general and administrative expenses	156,235	(A	)	(670,848)	156,235	670,848

Total Costs and Expenses	156,235			(770,472)	156,235	770,472

Operating Loss	(156,235)			653,202	(156,235)	(653,202)
Investment Income	40,455	(A	)	(16,365)	40,455	16,365
Other Expense - Net	(7,262)	(A	)	(33,961)	(7,262)	33,961

Loss Before Income Taxes	(123,042)			602,876	(123,042)	(602,876)

Credit for Income Taxes	(35,000)			0	(35,000)	0

Loss from Continuing Operations	(88,042)			602,876	(88,042)	(602,876)

Earnings from Discontinued Operations - Net	0			0	0	0

NET LOSS	$(88,042)	(E	)	$602,876	$(88,042)	$(602,876)

CERBCO, Inc.

CONSOLIDATING SCHEDULE – BALANCE SHEET INFORMATION

SEPTEMBER 30, 2004

(unaudited)

	CERBCO, Inc. Consolidated			Eliminations	CERBCO, Inc. Unconsolidated	INEI Corporation
ASSETS

Current Assets:
Cash and cash equivalents	$9,232,729	(C	)	$(7,574,879)	$9,232,729	$7,574,879
Cash in escrow	0	(C	)	(775,000)	0	775,000
Marketable securities	6,052,573			0	6,052,573	0
Accounts receivable	100,054	(C	)	(238,205)	100,054	238,205
Inventories	0	(C	)	(133,294)	0	133,294
Prepaid expenses and other	31,952	(C	)	(61,834)	31,952	61,834

TOTAL CURRENT ASSETS	15,417,308			(8,783,212)	15,417,308	8,783,212

Investment in subsidiary	0	(D	)	(1,299,711)	1,299,711	0
Intercompany receivables and payables	0			0	1,678,562	(1,678,562)

Property, Plant and Equipment - net of accumulated depreciation	4,769	(C	)	(59,897)	4,769	59,897

Other Assets:
Cash surrender value of SERP life insurance	2,003,270			0	2,003,270	0
Marketable securities	992,383			0	992,383	0
Deposits and other	44,489			0	44,489	0
Total assets of discontinued operations	8,843,109	(C	)	8,843,109	0	0

TOTAL ASSETS	$27,305,328			$(1,299,711)	$21,440,492	$7,164,547

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$44,960	(C	)	$(1,182,696)	$44,960	$1,182,696
Distributions payable	0	(C	)	(2,660,871)	0	2,660,871

TOTAL CURRENT LIABILITIES	44,960			(3,843,567)	44,960	3,843,567
Accrued SERP liability	3,050,334			0	3,050,334	0
Total liabilities of discontinued operations	4,287,782	(B	)(C)	4,287,782	0

TOTAL LIABILITIES	7,383,076			444,215	3,095,294	3,843,567

Non-Owned Interests	2,021,269	(A	)(D)	2,021,269	0	0

Stockholders’ Equity:
Common stock	119,749	(D	)	(176,086)	119,749	176,086
Class B Common stock	29,046	(D	)	(11,904)	29,046	11,904
Additional paid-in capital	7,578,028	(D	)	(4,022,324)	7,578,028	4,022,324
		(A	)(B)
Retained earnings	10,174,160	(C	)(D)	(744,494)	10,618,375	300,279
Treasury stock	0	(D	)	1,189,613	0	(1,189,613)

TOTAL STOCKHOLDERS’ EQUITY	17,900,983			(3,765,195)	18,345,198	3,320,980

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,305,328			$(1,299,711)	$21,440,492	$7,164,547

CERBCO, Inc.

CONSOLIDATING RECLASSIFICATION AND ELIMINATION ENTRIES

SEPTEMBER 30, 2004

(unaudited)

(A)
Sales	$117,270
Investment income	16,365
Other income	33,961
Non-owned interests	366,932
Retained earnings	235,944
Cost of sales		$99,624
Selling, general and administrative expenses		670,848
To reclassify the discontinued operations of INEI for the quarter ended September 30, 2004.

(B)

Retained earnings	$444,215
Total liabilities of discontinued earnings		$444,215
To adjust investment in INEI to fair value at September 30, 2004.

(C)

Accounts payable and accrued liabilities	$1,182,696
Distributions payable	2,660,871
Total assets of discontinued operations	8,843,109
Cash and cash equivalents		$7,574,879
Cash in escrow		775,000
Accounts receivable		238,205
Inventories		133,294
Prepaid expenses and other		61,834
Property, plant and equipment-net		59,897
Total liabilities of discontinued operations		3,843,567
To reclassify the assets and liabilities of discontinued operations at September 30, 2004.

(D)

Common stock	$176,086
Class B stock	11,904
Additional paid-in capital	4,022,324
Retained earnings	667,211
Treasury stock		$1,189,613
Investment in subsidiary		1,299,711
Non-owned interests		2,388,201
To eliminate investment in INEI at September 30, 2004.
(E)

Current period loss adjustments	$602,876
Retained Earnings		$602,876
To close out impact of eliminating entries on statement of operations for the quarter ended September 30, 2004.

CERBCO, Inc.

1419 Forest Drive, Suite 209 • Annapolis • Maryland 21403

Tel: 443.482.3374

Fax: 410.263.2960